SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

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     Commission Only (as permitted by
     Rule 14a-6(e)(2))
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|X|  Soliciting Material Pursuant to Rule 14a-12

                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):
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the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:


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         (3) Filing Party:
         (4) Date Filed:




























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FOR IMMEDIATE RELEASE
For information contact MacKenzie Partners, Inc.:
Lawrence E. Dennedy or Robert C. Marese - (800) 322-2885

            JANA PARTNERS LLC UNVEILS PROPOSALS TO BRING SHAREHOLDER
                          DEMOCRACY TO INTERCEPT, INC.

Atlanta, Georgia - May 3rd, 2004 - JANA Partners LLC ("JANA") today delivered three proposals designed to increase shareholder democracy to InterCept, Inc. (NASDAQ - ICPT) ("InterCept") for inclusion among the proposals to be voted upon at the company's 2004 Annual Meeting, which is scheduled for June 24, 2004. The delivery of these proposals follows the issuance by the Atlanta Division of the United States District Court for the Northern District of Georgia of an order requiring InterCept to allow JANA to present shareholder proposals at the annual meeting.

JANA's proposals would amend InterCept's bylaws as follows:

          o Under InterCept's current bylaws, members of the board of directors of the company may only be removed for "cause" and even if such cause exists the vote of shareholders holding two-thirds of the shares entitled to vote is required. Under JANA's proposals, holders of a majority of InterCept's shares could remove a director with or without cause at a shareholders' meeting.
          o Under InterCept's current bylaws, a vacancy on the board can only be filled by the remaining directors. Under JANA's proposals, any vacancy on the board could be filled first by the shareholders, and any vacancy caused by removal could be filled only by the shareholders.
          o Under InterCept's current bylaws, shareholders holding 25% or more of the company's shares can force the company to call a special meeting. Under JANA's proposals, shareholders owning 10% or more could do so, thus making it easier for shareholders to call meetings to address issues of importance to them.

"We believe these proposals are necessary to insure that the majority of shareholders can elect directors of their choosing, rather than have the board hand-pick its own members," JANA Managing Member Barry S. Rosenstein said today. "Our goal is to put InterCept on the path to achieving maximum value for its shareholders, and these proposals will allow InterCept's shareholders to replace the current board majority with directors who will work to accomplish that goal."

A COPY OF THE LETTER SENT BY JANA TO INTERCEPT TODAY SETTING FORTH ITS PROPOSALS FOR INCREASING SHAREHOLDER DEMOCRACY IS ATTACHED HERETO.

In addition to submitting the shareholder proposals described above, JANA has previously nominated two individuals, Marc Weisman and Kevin Lynch, for election as directors at InterCept's Annual Meeting.


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BACKGROUND

In October, 2003, InterCept announced that its Chairman and Chief Executive Officer, John W. Collins, intended to make an offer to take InterCept private, and that the InterCept board of directors had formed a special independent committee to evaluate the possible sale of the Company. On December 12, 2003, InterCept announced that Mr. Collins would not be making an offer but that "several third parties initiated contact with the special committee and expressed interest in InterCept, and the special committee will be evaluating those indications of interest." Less than two months later, InterCept's board of directors terminated the sale process and dissolved the special committee. Following the decision not to continue with the sale process, on February 13, 2004, two of the three independent directors on the special committee, Boone A. Knox (the then Vice Chairman) and Jon R. Burke, resigned as a result of the decision.

If elected, the directors nominated by JANA would propose to immediately engage a nationally recognized investment banking firm to conduct a full and fair review of the best value-maximizing options for shareholders, including sale of the company.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JANA Partners LLC manages securities portfolios with assets of approximately $1.4 billion and currently owns 1,639,937 shares (approximately 8%) of the common stock of InterCept.

The following individuals have consented to being nominated by JANA Partners LLC for election as directors of InterCept at InterCept's 2004 Annual Meeting of Shareholders.

          o Marc Weisman, 51, has been a Principal of Sagaponack Partners, L.P. for more than the past five years.
          o Kevin J. Lynch, 35, has been a Principal of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P.

The Managing Directors of JANA Partners are Barry S. Rosenstein and Gary Claar. Barry S. Rosenstein, 45, has been a Managing Member of JANA Partners LLC since 2001. From 1993 to 2001, Mr. Rosenstein was a Principal of Sagaponack Partners, L.P., a private equity fund. Gary Claar, 37, has been a Managing Member of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Claar was a Principal of Marathon Advisors LLC, an investment fund.

The principal business address of Mr. Rosenstein and Mr. Lynch is 201 Post Street, Suite 1000, San Francisco, California 94108. The principal business address of Mr. Weisman is 645 Fifth Avenue, New York, New York 10022. The principal business address of Mr. Claar is 200 Park Avenue, New York, New York 10166.

Mr. Weisman and Mr. Lynch have each agreed, if elected, to serve as a director of InterCept. JANA Partners does not expect that any of its nominees will be unable to stand for election or serve as a director, but if any vacancy in JANA Partners' slate occurs for any reason (including if InterCept makes or announces any changes to its bylaws or takes or announces any other action that has, or if


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completed would have, the effect of  disqualifying  any or all of JANA Partners'
nominees), JANA Partners will vote for the substitute candidate(s) nominated by JANA Partners in compliance with the rules of the SEC and any other applicable law and, if applicable, InterCept's bylaws.

JANA Partners LLC intends to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Lynch and Weisman to the InterCept board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. JANA Partners LLC and Messrs. Lynch and Weisman may be deemed to be participants in the solicitation of proxies from the shareholders of InterCept in connection with the annual meeting. Information about these participants will be set forth in the proxy statement filed by JANA Partners LLC with the SEC. Investors may obtain additional information by reading the proxy statement when it becomes available.

















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                                JANA MASTER FUND
                                 200 PARK AVENUE
                                   SUITE 3900
                            NEW YORK, NEW YORK 10166


                                                     May 3rd, 2004

BY HAND DELIVERY AND NEXT DAY MAIL

InterCept, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071

Attention:  Secretary

Gentlemen:

     Pursuant to (i) Section 2.13 of InterCept, Inc.'s ("InterCept" or "you") Amended and Restated Bylaws (the "Bylaws") and (ii) the order (the "Order"), dated April 29, 2004, of the United States District Court For the Northern District of Georgia - Atlanta in Civil Action No. 1:04-CV-1058-JOF, Jana Master Fund, Ltd. ("Jana", "we", "us" or "our") hereby notifies you of the following proposals to be considered at InterCept's 2004 Annual Meeting of Shareholders:

1. Proposal to amend and restate Section 3.3 of the Bylaws in its entirety with the following:

                    "The entire Board of Directors or any individual director may be removed with or without cause by the shareholders, provided that directors elected by a particular Voting Group may be removed with or without cause only by the shareholders in that Voting Group. Removal action may be taken only at a shareholders' meeting for which notice of the removal action has been given, and a director may be removed only by the holders of at least a majority of the votes entitled to be cast. If any removed director is a member of any committee of the Board of Directors, he shall cease to be a member of that committee when he ceases to be a director. A removed director's successor, if any, may be elected at the same meeting to serve the unexpired term. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with this Section 3.3."


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2.   Proposal to amend and restate the second sentence of Section 3.4 of the
     Bylaws in its entirety with the following:

                    "Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled by the shareholders at a shareholders' meeting called for such purpose, or if the shareholders fail to act to fill the vacancy at such shareholders' meeting, by the Board of Directors, even if the remaining directors constitute less than a quorum of the Board of Directors; PROVIDED, HOWEVER, that if the vacant office was held by a director elected by a particular Voting Group, only the holders of shares of that Voting Group or, if such holders fail to act to fill the vacancy at a shareholders' meeting called for such purpose, the remaining directors elected by that Voting Group shall be entitled to fill the vacancy; PROVIDED FURTHER, HOWEVER, that if the vacant office was held by a director elected by a particular Voting Group AND there is no remaining director elected by that Voting Group, the other remaining directors or director (elected by another Voting Group or Groups) may fill the vacancy if the shareholders of the vacated director's Voting Group fail to act to fill the vacancy at a shareholders' meeting called for such purpose; PROVIDED FURTHER, HOWEVER, that notwithstanding the foregoing, a vacancy occurring as a result of a removal of a director with or without cause shall be filled exclusively by the shareholders or, if applicable, holders of shares of a particular Voting Group as provided above. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with the previous sentence of this Section 3.4."


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3.   Proposal to amend and restate the first sentence of Section 2.3 of the
     Bylaws in its entirety with the following:

                    "Special meetings of shareholders of one or more classes or series of the Corporation's shares may be called at any time by the Board of Directors, the Chairman of the Board, or the President, and shall be called by the Corporation upon the written request (in compliance with applicable requirements of the Code) of the holders of shares representing ten percent (10%) or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with the previous sentence of this Section 2.3."

     The reason we submit these proposals is to further our goals of maximizing shareholder value. The only material interests we have in InterCept or in the proposed business are our share ownership as described below, our nominations to InterCept's Board of Directors as described below and our goals of maximizing shareholder value.

     Our name, as it appears on InterCept's books, our address and the number of shares of InterCept capital stock we beneficially own are set forth below:

       Name, as it appears on InterCept's books:  Jana Master Fund, Ltd.
       Address:                                   200 Park Avenue
                                                  Suite 3900
                                                  New York, New York 10166
       Number of shares of capital stock
       beneficially owned:                        1,505,663 shares of common
                                                  stock, no par value. In
                                                  addition to the 1,505,663
                                                  shares of Common Stock
                                                  mentioned above, another
                                                  account managed by our
                                                  investment manager JANA
                                                  Partners LLC owns 134,274
                                                  shares of Common Stock.


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     For purposes of clarification, our previously submitted proposal, dated
April 2, 2004, to elect Kevin J. Lynch and Marc Weisman each as a Class III member to the Board of Directors to fill the seats of the two directors in Class III whose terms are expiring at the 2004 annual meeting remains in effect and we rescind our proposal to nominate Gary Claar and Barry Rosenstein to the Board of Directors.


















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     If any further information is required concerning any of our proposals, please do not hesitate to contact us.

                             Very truly yours,
                             JANA MASTER FUND, LTD.

                             By: JANA Partners LLC, Its Investment Manager

                             By:__________________________
                                Name:  Barry S. Rosenstein
                                Title:  Managing Member